Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Sales and Earnings for 2005

Release of Government Funding for Fire Departments

Drives Strong Quarterly Results in North America

PITTSBURGH, March 1, 2006 - MSA (NYSE: MSA) today announced that net sales for the year ended December 31, 2005 were $907.9 million compared with $852.5 million in 2004, an increase of $55.4 million, or 6 percent. Net income for the year ended December 31, 2005 improved 15 percent to $81.8 million, or $2.24 per basic share, compared with $71.0 million, or $1.91 per basic share, for 2004.

Net sales for the fourth quarter of 2005 were $241.9 million, compared with $224.9 million for the fourth quarter of 2004, an increase of $17.0 million, or 8 percent. Net income for the fourth quarter of 2005 improved 37 percent to $24.2 million, or $0.66 per basic share, compared with $17.7 million, or $.47 per basic share, for the same quarter last year.

The fourth quarter sales improvement reflects growth in the company’s North American segment, where sales increased $17.8 million, or 13 percent, led by strong shipments of self-contained breathing apparatus (SCBA). For much of the year, SCBA sales were seriously impacted by delays in government funding made available to U.S. fire departments through the Assistance to Firefighters Grant (AFG) Program. The release of the AFG funding in mid-August led to strong fourth quarter demand for SCBAs. Sales of the latest generation Evolution® 5200 Thermal Imaging Camera (TIC) to the North American fire service market also improved in the current quarter.

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In addition to improved performance in the fire service market, sales to North American industrial markets, particularly the construction and energy sectors, continued to be strong during the fourth quarter, with across-the-board growth in shipments of head protection, instrument and fall protection products. For the current quarter, combined shipments of Advanced Combat Helmets (ACH) and related communication systems were also steady, with an increase of approximately $5.7 million in communication system shipments being largely offset by a similar decline in ACH sales. Military gas mask sales in the U.S. were lower than in previous periods due to the expiration of government contracts, as previously reported.

Local currency sales generated by MSA Europe improved modestly during the current quarter, primarily in Eastern Europe, but were lower when stated in U.S. dollars reflecting the translation effects of a weaker euro. Local currency sales for MSA’s International segment were steady quarter to quarter.

Fourth quarter net income for MSA North America increased $7.2 million, or 60 percent, reflecting the previously-discussed sales growth and a continued emphasis on operating cost control. A $1.1 million improvement in fourth quarter net income achieved by MSA Europe was offset by a similar reduction in net income by the company’s International segment.

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“I am very pleased to report record sales and earnings for the fifth consecutive year,” said John T. Ryan III, MSA Chairman and CEO. “These results are particularly satisfying because all three of our geographic segments contributed with solid gains in both sales and income and also because we finished the year with a strong fourth quarter. We have long recognized that the global markets targeted by MSA International represent our greatest opportunity for growth, and our performance in that segment throughout 2005 was outstanding. Our European segment also made steady progress in sales and strong advancement in earnings, as we took advantage of sales opportunities, particularly those in Eastern Europe and Northern Europe, and of strong performance by MSA-Sordin.”

“In North America, our sales rebounded nicely in the fourth quarter, particularly in self-contained breathing apparatus shipments, as the Assistance to Firefighters Grant Program funding that was delayed for much of the year began to flow to local fire departments,” Mr. Ryan continued.

“I believe 2006 will be a transitional year. With the product, sales and organizational developments that we have put in place over the past several years, I am confident that we are well positioned to continue the momentum that we have generated in our global commercial business, which is about 85 percent of our total sales. In our military business, mostly in the U.S., we seek to fulfill the maximum opportunities that are available in a volatile market. New and early-stage projects like the U.S. Air Force breathing apparatus, the German Mask 2000 project and the MICH communications systems give us good future prospects. However, in 2006 with the U.S.

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Government decision to split evenly among three producers for one year the Advanced Combat Helmet production, and with the completion of quantity reductions in certain other contracts, we expect a significant drop in our North American military sales in the order of $60 million. Nevertheless, our goal in 2006 is to work through this one-year transition by making improvements in sales and costs in our commercial business towards an objective of still increasing global sales and operating profits over the record results of 2005. Our previously reported “Project Outlook” strategic restructuring of our North American operations, which will be mostly completed in the first quarter, and many other initiatives will be of assistance in improving our productivity toward meeting our objectives,” said Mr. Ryan. “I am proud of our team’s performance in 2005, and I believe we can come through again for MSA and its shareholders in this new year,” Mr. Ryan concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has more than 30 international locations. Additional information is available on the company’s Web site at http://www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are timing and market acceptance of new products, the company’s ability to fulfill order backlogs, the timing and ability to obtain military contracts, delays in obtaining raw materials, the economic environment and interest and currency exchange rates. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. Our SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Net sales	$241,861	$224,943	$907,912	$852,509
Other income	967	1,522	4,058	5,004

	242,828	226,465	911,970	857,513

Cost of products sold	148,411	139,631	552,472	512,089
Selling, general and administrative	51,145	51,634	207,816	204,799
Research and development	5,072	6,758	21,928	22,648
Interest	1,542	1,120	5,484	3,845
Currency exchange (gains) losses	(222)	(705)	474	264

	205,948	198,438	788,174	743,645

Income before income taxes	36,880	28,027	123,796	113,868
Provision for income taxes	12,703	10,347	42,013	42,821

Net income	24,177	17,680	81,783	71,047

Basic earnings per share	$0.66	$0.47	$2.24	$1.91

Diluted earnings per share	$0.65	$0.46	$2.19	$1.86

Dividends per common share	$0.14	$0.10	$0.52	$0.37

Average number of common shares outstanding (basic)	36,620	37,299	36,560	37,111

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)	December 31, 2005	December 31, 2004
Current assets
Cash and cash equivalents	$44,797	$76,545
Trade receivables, net	169,436	157,824
Inventories	119,731	124,846
Other current assets	43,262	38,445

Total current assets	377,226	397,660

Property, plant and equipment, net	116,209	123,716
Prepaid pension cost	140,575	131,496
Goodwill	55,654	49,495
Other non-current assets	35,693	31,743

Total	725,357	734,110

Current liabilities
Notes payable and current portion of long-term debt	$8,808	$6,378
Accounts payable	40,935	40,705
Other current liabilities	81,116	79,984

Total current liabilities	130,859	127,067

Long-term debt	45,834	54,463
Pension and other employee benefits	80,656	83,628
Deferred tax liabilities	75,511	76,704
Other non-current liabilities	10,100	14,637
Shareholders’ equity	382,397	377,611

	725,357	734,110

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Net Sales
North America	$157,557	$139,722	$575,854	$564,568
Europe	49,727	51,217	187,237	173,012
International	34,577	34,004	144,821	114,929

Total	241,861	224,943	907,912	852,509

Net income from continuing operations
North America	$19,253	$12,054	$62,050	$55,616
Europe	3,367	2,300	11,132	6,747
International	1,288	2,963	9,211	8,485
Reconciling	269	363	(610)	199

Total	24,177	17,680	81,783	71,047

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